                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES        Page 1 of 2
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

                                                                         As of                       As of
                                                                   February 28, 1994             May 31, 1993
                                                                   -----------------          ------------------
ASSETS

Current Assets
- - --------------
Cash and cash equivalents                                               $8,645,376                 $16,498,958
Hedging deposits held on account                                         4,259,850                   2,177,247
Accounts receivable, net of allowance for
   doubtful accounts of $917,000
   and $717,000, respectively                                           51,005,972                  38,134,965
Other current assets                                                     2,230,738                   1,917,912
                                                                 -----------------            ----------------

          Total Current Assets                                          66,141,936                  58,729,082
                                                                 -----------------            ----------------
Property, Plant and Equipment, at cost
- - --------------------------------------
Gas gathering and compression equipment                                 17,940,907                   6,065,017
Developed oil and gas leaseholds                                         2,134,232                   2,130,949
Gas processing plant                                                     2,664,587                   1,515,370
Storage well surface equipment                                           2,630,559                      --
Furniture and equipment                                                  1,405,042                   1,165,163
Construction in progress                                                 1,053,123                     849,652
                                                                 -----------------            ----------------
                                                                        27,828,450                  11,726,151

Less accumulated depreciation and depletion                             (4,355,313)                 (1,932,889)
                                                                 -----------------            ----------------
          Net Property, Plant and Equipment                             23,473,137                   9,793,262
                                                                 -----------------            ----------------

Other Assets
- - ------------
Costs in excess of fair market value of
   net assets acquired, net of accumulated
   amortization of $490,923
   and $342,638, respectively                                            3,210,348                   3,358,633
Investments in joint venture partnerships                                  322,104                   4,050,834
Notes receivable from related parties                                      268,938                     499,000
Base gas for storage facility                                            3,835,429                      --
Other long-term assets, net                                              1,569,406                   1,387,278
                                                                 -----------------            ----------------
          Total Other Assets                                             9,206,225                   9,295,745
                                                                 -----------------            ----------------

TOTAL ASSETS                                                           $98,821,298                 $77,818,089
                                                                 =================            ================

                  The accompanying notes are an integral part
                of these condensed consolidated balance sheets.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES       Page 2 of 2
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

                                                                 As of                   As of
                                                            February 28, 1994         May 31, 1993
                                                            -----------------         ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
- - -------------------
Accounts payable                                                  $56,618,204          $49,196,862
Accrued liabilities                                                 1,006,332            1,301,664
Accrued gas purchase costs                                          1,845,408              318,131
Current portion of unearned revenue                                   497,148              -
                                                             ----------------        -------------
             Total Current Liabilities                             59,967,092           50,816,657
                                                             ----------------        -------------

Convertible Senior Subordinated Notes Payable                      10,000,000           10,000,000
                                                             ----------------        -------------
Unearned Revenue, net of current portion                            1,109,472              -
                                                             ----------------        -------------
Deferred Income Taxes Payable                                         711,974              551,486
                                                             ----------------        -------------
Minority Interest                                                   7,573,377              -
                                                             ----------------        -------------
Contingencies (Notes 8 and 10)

Stockholders' Equity
- - --------------------
Common stock                                                           82,144               81,431
Additional paid-in capital                                          5,860,684            5,700,139
Retained earnings                                                  15,933,263           13,431,577
Deferred compensation                                                (297,988)            (644,481)
                                                              ----------------        -------------
                                                                   21,578,103           18,568,666

Less treasury stock                                                (2,118,720)          (2,118,720)
                                                              ----------------        -------------
             Total Stockholders' Equity                           19,459,383            16,449,946
                                                              ----------------        -------------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                           $98,821,298           $77,818,089
                                                              ==============          =============

                  The accompanying notes are an integral part
                of these condensed consolidated balance sheets.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                                                For the Three Months Ended            For the Nine Months Ended
                                             --------------------------------     ---------------------------------
                                               February 28,      February 28,       February 28,       February 28,
                                                   1994              1993               1994               1993
                                             --------------    --------------     --------------     --------------
Revenues
- - --------
Gas sales                                      $104,167,823       $80,302,928       $256,094,694       $235,381,937
Gathering and processing                          3,664,444         2,792,223         10,554,313          7,484,334
Storage services                                    660,622             -              1,884,774              -
Agency service fees                               1,053,379           491,163          1,640,222          1,629,226
Oil and gas sales from leaseholds                   118,314           227,057            439,923            879,746
Interest and other income                            99,762            80,512            298,600            287,931
                                             --------------    --------------     --------------     --------------

              Total Revenues                    109,764,344        83,893,883        270,912,526        245,663,174
                                             --------------    --------------     --------------     --------------

Expenses
- - --------
Cost of purchased gas                           100,837,202        77,131,562        248,367,166        227,087,691
Gathering and processing                          3,312,260         2,260,818          9,045,992          6,352,245
Storage operations                                  146,982             -                529,658              -
Oil and gas leaseholds                              137,750           106,358            331,796            305,169
Selling, general and administrative               2,128,738         1,486,131          5,308,812          4,917,420
Depreciation, depletion and amortization            728,144           441,717          1,983,498          1,200,077
Interest                                            230,324           166,301            699,479            247,828
Provisions for doubtful accounts                      -               444,000            200,000            444,000
                                             --------------    --------------     --------------     --------------

              Total Expenses                    107,521,400        82,036,887        266,466,401        240,554,430
                                             --------------    --------------     --------------     --------------

Income before income taxes and
  minority interest                               2,242,944         1,856,996          4,446,125          5,108,744

Provision for income taxes                          800,980           747,770          1,650,422          2,102,812

Minority interest in earnings                       115,585             -                294,017              -
                                             --------------    --------------     --------------     --------------

Net income                                       $1,326,379        $1,109,226         $2,501,686         $3,005,932
                                             ==============    ==============     ==============     ==============

Net income per common share:
  Primary                                             $0.21             $0.18              $0.39              $0.47
                                             ==============    ==============     ==============     ==============
  Fully Diluted                                       $0.20               N/A                N/A                N/A
                                             ==============    ==============     ==============     ==============

Weighted average common
  shares outstanding:
   Primary                                        6,401,319         6,311,908          6,348,563          6,421,291
                                             ==============    ==============     ==============     ==============
   Fully Diluted                                  7,395,260               N/A                N/A                N/A
                                             ==============    ==============     ==============     ==============

                  The accompanying notes are an integral part of these condensed consolidated statements.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                                           For the Nine Months Ended
                                                                   February 28, 1994       February 28, 1993
                                                                   -----------------       -----------------
  Net cash (used in) provided by operating activities                   ($1,386,991)              $8,396,345
                                                                    ----------------       -----------------
Purchase of additional interest in GQ Joint Venture,
   net of cash acquired                                                  (1,117,000)                  -
Purchase of additional interest in Richfield Gas Storage
   System, net of cash acquired                                             (99,522)                  -
Purchase of investments in joint venture partnerships                      (250,025)               (644,130)
Acquisition of property, plant and equipment                             (4,520,944)             (4,114,195)
Principal payments received on (increase in) notes from
   related parties                                                          230,062                (982,180)
                                                                    ----------------       -----------------
  Net cash used in investing activities                                  (5,757,429)             (5,740,505)
                                                                    ----------------       -----------------

Net proceeds from convertible senior subordinated notes                       -                   9,482,649
Principal payments on notes payable                                        (729,574)             (1,950,000)
Purchase of treasury stock                                                    -                  (1,912,276)
Other financing activities                                                    20,413                 21,609
                                                                    ----------------       -----------------
  Net cash used in financing activities                                     (709,162)             5,641,982
                                                                    ----------------       -----------------

Net (decrease) increase in cash and cash equivalents                      (7,853,582)             8,297,822

Cash and cash equivalents at beginning of period                          16,498,958              4,931,763
                                                                    ----------------       -----------------
Cash and cash equivalents at end of period                                $8,645,376            $13,229,585
                                                                    ================       =================

Supplemental disclosures of cash flow information:
   Cash paid during the period for -

               Interest                                                     $886,979               $236,022
               Income taxes                                                 $980,323               $362,441

Supplemental disclosure of noncash investing and financing activities:

During the nine months ended February 28, 1994, the Company assumed an obligation to Richfield for $209,096 in connection with the acquisition of an additional three percent interest in Richfield from a minority interest owner.

During the nine months ended February 28, 1994, the Company assumed $685,000 of liabilities in connection with the acquisition of the remaining interest in GQ.

                  The accompanying notes are an integral part of these condensed consolidated statements.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES

            Notes to Condensed Consolidated Financial Statements

                                 (Unaudited)

1.  Description of Business and Operations
    --------------------------------------
The consolidated financial statements include the accounts of Grand Valley Gas Company and its direct and indirect wholly-owned subsidiaries (Grand Valley Gathering Company, Centennial Storage Corporation, GV Power Corporation, GV Power Corporation II and Mesquite Pipeline Company) and a majority-owned joint venture (Richfield Gas Storage System ("Richfield")). Collectively, these entities are referred to as the "Company". On July 1, 1993, Centennial Storage Corporation acquired an additional interest in Richfield bringing total ownership to 51.5 percent. On October 21, 1993, Grand Valley Gathering Company acquired all remaining interests in GQ Joint Venture ("GQ") retroactively effective to July 1, 1993. As a result, the accounts of Richfield and GQ have been consolidated with the Company's financial statements as of July 1, 1993.

The Company is primarily engaged in natural gas marketing. The Company also owns natural gas gathering, processing, and storage facilities and interests in developed oil and gas leaseholds.

The Company participates in various joint venture partnerships with ownership percentages ranging form 24.5 percent to 45 percent. Investments in these joint venture partnerships are accounted for using the equity method.

2.  Financial Statements
    --------------------
The accompanying condensed consolidated balance sheet as of February 28, 1994, and the condensed consolidated statements of income and cash flows for the three and nine months ended February 28, 1994 and 1993 have been prepared by the Company, and are not audited. In the opinion of management, all adjustments necessary for fair presentation have been included. These financial statements are condensed and therefore, do not include all disclosures normally required by generally accepted accounting principles.

These statements should be read in conjunction with the Company's annual financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended May 31, 1993. The accompanying consolidated financial results are not necessarily indicative of the results to be generated for the remainder of fiscal year 1994.

3.  Net Income Per Common Share
    ---------------------------

Net income per common share is calculated based on the weighted average number of common shares and common equivalent shares outstanding during the periods. Common equivalent shares consist of certain stock options which have a dilutive effect when applying the treasury stock method.

The fully diluted per share computation, for the three months ended February 28, 1994, reflects the effect of common shares contingently issuable upon the conversion of the convertible senior subordinated notes payable. For all other periods, primary and fully diluted net income per common share are essentially the same.

4.  Stock Options and Incentive Stock Awards
    ----------------------------------------

On December 9, 1993 the stockholders of the Company approved the adoption of the 1993 Stock Option Plan and the reservation of 400,000 shares of the Company's common stock for issuance thereunder.

During the nine months ended February 28, 1994, in accordance with the new 1993 Stock Option Plan, the Company granted to certain officers qualified stock options to purchase a total of 201,900 common shares. These options are exercisable at a price $5.50 per share, which price was equivalent to the closing sales price of the Company's stock on the grant date.

In addition, the Company granted to certain officers and employees qualified stock options pursuant to the 1992 Stock Option Plan, options to purchase a total of 155,000 common shares. These options are exercisable at prices ranging from $5.125 to $7.125 per share, which prices were equivalent to the closing sales price of the Company's stock on the grant dates.

During the nine months ended February 28, 1994, the Company granted 26,390 shares of common stock to directors and employees which resulted in $107,000 of compensation to be expensed over the applicable service period and $51,000 of compensation expensed in the current period.

During the nine months ended February 28, 1994, options to purchases 33,000 shares of common stock were exercised at a price of $.0125.

During the nine months ended February 28, 1993, the Company granted 4,006 shares of common stock to directors, officers, and employees, which resulted in $37,000 of compensation to be expensed over the applicable service period. During the same period, options to purchase 80,125 common shares were exercised at prices ranging form $.0125 to $6.875 per share.

5.  Reclassifications
    -----------------

Certain reclassifications have been made to the prior periods, condensed consolidated financial statements to conform with the current periods' presentation. These reclassifications had no effect on net income, total assets, total liabilities or stockholders' equity.

6.  Income Taxes
    ------------

For the nine months ended February 28, 1994 and 1993, the Company provided for income taxes based upon the estimated annualized effective tax rate.

Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The adoption of SFAS No. 109 had no effect on pretax income or net income for the nine months ended February 28, 1994. The Company has classified the net current and noncurrent deferred tax assets and liabilities in accordance with SFAS No. 109 which at February 28, 1994 included a current deferred tax asset of $408,871 and a deferred tax liability of $711,974.

The components of and the changes in the net deferred tax assets and liabilities for the nine months ended February 28, 1994 are a follows:

                                                        Deferred
                                             June 1,    (Expense)  February 28,
Deferred tax assets:                           1993      Benefit       1994
                                             -------     -------      -------
   Allowance for doubtful accounts          $272,460   $  76,000     $348,460
   Stock options                             346,505    (196,751)     149,754
   Gas contract reserve                      102,600     (72,149)      30,451
   Joint venture investments                  62,359      46,508      108,867
   Other assets                               29,961          -        29,961
                                             -------     -------      -------

Total deferred tax assets                    813,885    (146,392)     667,493
                                             -------     -------      -------

Deferred tax liabilities
   Depreciation and depletion            (591,269)     (202,239)     (793,508)
   Other                                 (177,088)          -        (177,088)
                                         ---------     ---------     ---------
Total deferred tax liabilities           (768,357)     (202,239)     (970,596)
                                         ---------     ---------     ---------
Net deferred tax asset (liability)        $45,528     $(348,631)    $(303,103)

7.   Acquisitions

On July 1, 1993, the Company increased its ownership in Richfield from 48.5 percent to 51.5 percent. The Company paid $100,000 in cash and assumed an obligation to Richfield for $209,096. The accounts of Richfield have been consolidated with those of the Company since July 1, 1993. Prior to that time, the investment in Richfield was accounted for under the equity method.


On October 21, 1993, the Company acquired all remaining interests (78.52%) in GQ retroactively effective to July 1, 1993. The Company paid $1,117,000 in cash and assumed $685,000 of liabilities. The purchase price of $1,802,000 was allocated to the assets acquired based on their relative fair market values. As a result of this acquisition, the partnership was terminated and the operations of GQ have been consolidated with those of the Company since July 1, 1993. In consolidation, the investment in GQ of $104,000 was eliminated with gross assets and liabilities recorded as follows:


           Current Assets                     $  423,000
           Net Property and Equipment          1,671,000
           Current Liabilities                   143,000
           Non current Liabilities               730,000


In January 1994, the Company purchased a 24.5 percent interest in the Klickitat Energy Project Partnership. This 42.5 megawatt gas turbine co-generation project is scheduled for commercial operation in August 1995. The project has an estimated total cost of $42 million with eighty percent expected to be funded with non-recourse debt financing. As of February 28, 1994, the Company has invested approximately $250,000.

8.  Contingencies
    -------------

Rolled-in Versus Incremental Rate Case
- - --------------------------------------

The Company has contracted for firm transportation capacity of 12,560 MMBtu per day on the interstate pipeline operated by Northwest Pipeline Corporation ("Northwest"). This transportation commitment was obtained in conjunction with an expansion of Northwest's existing facilities.

In a June 1992 order authorizing the Northwest expansion, the Federal Energy Regulatory Commission ("FERC") stipulated that the mechanism for establishing transportation rates on the expansion capacity would be based on "rolled-in" rate base treatment. This treatment would require the cost of the expansion and additional operating costs to be accumulated with those of the pre-existing facilities to establish a blended cost of service for all shippers. The FERC further stipulated that Northwest must provide a showing in its next general rate case that would substantiate the applicability of "rolled-in" rate treatment to Northwest's specific circumstance.

Management believes that it is probable that a "rolled-in" rate design will ultimately be approved with no adverse impact to the Company. However management estimates that the monthly impact due to an adverse determination relative to incremental rate treatment would result in additional expense of approximately $85,000 per month on a prospective basis. Management believes that, under this adverse determination scenario, it is unlikely the FERC would apply incremental rate treatment retroactively to April 1, 1993 (inception of the contract).

Environmental Remediation Costs
- - -------------------------------

In an effort to adhere to evolving environmental regulations, costs incurred to investigate and remediate sites, caused primarily by normal operations of natural gas processing facilities, are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities for these types of costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a site assessment or the Company's determination, on another basis, that expenditures are necessary in order to remain in compliance with applicable environmental standards. An environmental site assessment conducted during the fiscal quarter ended February 28, 1994, indicates that the Company is subject to probable remediation costs at a gas processing facility, for which $100,000 has been accrued and charged to income.

In the opinion of management, after taking into consideration the accrued amount, the ultimate amount to be paid for environmental remediation costs will not have a material impact on the financial position or results of operations of the Company.

9. Line of Credit
   --------------

On September 24, 1993, the Company increased its line of credit facility with the First National Bank of Boston from $15 to $20 million. The line of credit provides working capital funding capacity of $15 million and interim funding capacity for capital expenditures of $5 million.

10. Proposed Merger
    ---------------

On February 21, 1994, the Company signed a definitive agreement to merge with a wholly-owned subsidiary of Associated Natural Gas Corporation (ANGC). Consummation of the transaction is conditioned on, among other things, the approval of the Company's shareholders and approval of certain regulatory authorities. Terms of the agreement call for the exchange of .25 shares of ANGC common stock for each share of the Company.